Exhibit 99.1

DURECT Corporation Announces Second Quarter 2007 Financial Results

CUPERTINO, Calif., August 7, 2007/PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) announced today financial results for the three months ended June 30, 2007. Total revenues were $13.4 million for the three months ended June 30, 2007, compared to $6.1 million for the same period in 2006; revenues in the second quarter of 2007 include the earning of an $8.0 million milestone payment under our Nycomed collaboration related to the clinical development of POSIDUR™. Net loss for the three months ended June 30, 2007 was $479,000, compared to a net loss of $8.7 million for the same period in 2006. Cash used in operating activities was $6.1 million for the three months ended June 30, 2007, compared to $10.2 million in the three months ended June 30, 2006. At June 30, 2007, we had cash and investments of $65.8 million, including $1.3 million in restricted investments, compared with cash and investments of $81.6 million at December 31, 2006. Cash flow in the second quarter of 2007 and the reported cash and investments balance at June 30, 2007 do not reflect the $8.0 million milestone payment that had been earned but not received as of June 30, 2007; this payment was received on August 1, 2007.

Based on our financial results in the first half of 2007, the receipt of an $8.0 million milestone payment from Nycomed and a reexamination of anticipated financial results in the second half of 2007, we are now providing revised financial guidance for cash burn in 2007 of approximately $25-27 million as compared to prior guidance of $32-36 million. This reforecast continues to assume no major new collaborations during 2007, although we are pursuing potential collaborations on multiple fronts including ELADUR, TRANSDUR-Sufentanil for Europe and Asia, POSIDUR for Asia, as well as various other programs.

“Our development programs continued to progress in the second quarter of this year, as evidenced by positive results from our POSIDUR Phase IIb hernia study, completion of enrollment in the Remoxy™ pivotal Phase III trial and the initiation by Endo of their Phase II program with our TRANSDUR™-Sufentanil patch,” stated James E. Brown, D.V.M., President and CEO of DURECT. “We expect further clinical developments in the second half of 2007 with respect to POSIDUR, Remoxy and ELADUR.”

Recent Company Highlights:

•

POSIDUR. We recently announced positive results from a 122 patient Phase IIb clinical trial in which POSIDUR at a dose of 5 mL demonstrated statistically significant reductions in post-operative pain (by approximately 30% versus placebo) and in total consumption of supplemental opioid analgesic medications (approximately 3x less versus placebo) in patients undergoing inguinal hernia repair. This Phase IIb trial was designed to be the study upon which we and our collaborator Nycomed would base our decision for advancing POSIDUR into Phase III clinical trials. These successful results triggered an $8 million milestone payment by Nycomed to DURECT under the parties’ collaborative agreement. We have scheduled an end-of-Phase II meeting with the U.S. Food & Drug Administration (FDA).

POSIDUR is our post-operative pain relief depot that utilizes our patented SABER™ technology to deliver bupivacaine to provide up to three days of pain relief after surgery. POSIDUR is licensed to Nycomed for commercialization in Europe and select other countries, and DURECT has retained commercialization rights in the US, Canada and Asia.

•	Remoxy. According to Pain Therapeutics and King Pharmaceuticals, the Remoxy Phase III pivotal study is now fully enrolled and top-line results of this study are expected in the fourth quarter of 2007.

Remoxy, an abuse-resistant long-acting form of oxycodone based on our ORADUR™ technology intended for the treatment of chronic pain, is currently in a pivotal Phase III trial in accordance with a Special Protocol Assessment (SPA) with the FDA. Remoxy is licensed to Pain Therapeutics, which has in turn sublicensed commercialization rights to King Pharmaceuticals.

•	TRANSDUR™-Sufentanil. According to its public disclosures, Endo Pharmaceuticals commenced its Phase II program in June 2007.

TRANSDUR-Sufentanil is our proprietary transdermal patch intended to provide sufentanil for a period of up to seven days from a single application for chronic pain sufferers. TRANSDUR-Sufentanil is licensed to Endo for commercialization in the US and Canada, and DURECT has retained commercialization rights for the rest of the world.

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ELADUR™ (TRANSDUR-Bupivacaine). We are enrolling patients and expect to report data in 2007 from a Phase IIa trial designed to assess safety as well as the magnitude, duration and characteristics of analgesic activity of ELADUR in approximately 50 patients with Post-Herpetic Neuralgia (PHN).

ELADUR is our proprietary transdermal patch intended to provide bupivacaine for a period of up to three days from a single application. DURECT retains full commercial rights to this drug candidate.

Earnings Conference Call

A live audio webcast of a conference call to discuss second quarter 2007 results will be broadcast live over the internet at 4:30 p.m. Eastern Time and is available by accessing DURECT’s homepage at www.durect.com and clicking “Investor Relations.” If you are unable to participate during the live webcast, the call will be archived on DURECT’s website under Audio Archive in the “Investor Relations” section.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company developing pharmaceutical systems based on its proprietary drug delivery platform technologies. The Company currently has a number of late-stage pharmaceutical products in development addressing large markets in pain management, with a number of research programs underway targeting chronic disease and other therapeutic areas. For more information, please visit www.durect.com.

NOTE: POSIDUR™, SABER™, ORADUR™, TRANSDUR™, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

DURECT Forward-Looking Statement

The statements in this press release regarding our products in development, product development plans, our intended end-of-Phase II meeting with the FDA and other anticipated regulatory, clinical and development milestones and timing thereof, future clinical trial results, our intended emergence as a specialty pharmaceutical company and anticipated financial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, our (and that of our third party collaborators where applicable) abilities to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies, manufacture and commercialize the product candidate and manage and obtain capital to fund our growth, operations and expenses. Further information regarding these and other risks is included in our Form 10-Q filed on May 9, 2007 under the heading “Risk Factors.”

DURECT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Collaborative research and development revenue	$3,408	$4,048	$6,866	$7,106
Milestone revenue	8,000	—	8,000	—
Product revenue, net	2,024	2,060	4,292	4,213

Total revenues	13,432	6,108	19,158	11,319

Operating expenses:
Cost of revenues (1)	778	770	1,638	1,599
Research and development (1)	9,630	8,549	19,982	15,713
Selling, general and administrative (1)	3,683	3,189	7,221	6,194
Amortization of intangible assets	8	94	15	394

Total operating expenses	14,099	12,602	28,856	23,900

Loss from operations	(667)	(6,494)	(9,698)	(12,581)

Other income (expense):
Interest and other income	908	978	1,886	1,884
Interest expense	(720)	(932)	(1,434)	(2,009)
Debt conversion expense	—	(2,287)	—	(2,287)

Net other income (expense)	188	(2,241)	452	(2,412)

Net loss	$(479)	$(8,735)	$(9,246)	$(14,993)

Net loss per share, basic and diluted	$(0.01)	$(0.14)	$(0.13)	$(0.24)

Shares used in computing basic and diluted net loss per share	69,364	64,207	69,298	63,040

(1) Includes stock-based compensation related to the following:

Cost of revenues	33	$18	$67	$26
Research and development	1,097	697	2,253	1,311
Selling, general and administrative	555	323	1,223	644

Total stock-based compensation	$1,685	$1,038	$3,543	$1,981

DURECT CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	As of June 30, 2007	As of December 31, 2006 (1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,231	$41,554
Short-term investments	29,342	28,297
Accounts receivable	11,658	2,152
Inventories	2,039	2,052
Prepaid expenses and other current assets	2,054	1,744

Total current assets	77,324	75,799

Property and equipment, net	7,769	7,451
Goodwill	6,399	6,399
Intangible assets, net	96	111
Long-term investments	2,947	10,472
Restricted Investments	1,284	1,284
Other non-current assets	740	969

Total assets	$96,559	$102,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,123	$864
Accrued liabilities	5,210	4,522
Contract research liability	2,168	1,624
Interest payable on convertible notes	97	97
Deferred revenue, current portion	5,324	5,348
Equipment financing obligations, current portion	36	34
Bonds payable, current portion	210	210
Other short-term liabilities	141	—

Total current liabilities	14,309	12,699

Bond payable and equipment financing obligations, noncurrent portion	587	606
Convertible subordinated notes due 2008	37,337	37,337
Deferred revenue, noncurrent portion	11,887	14,507
Other long-term liabilities	498	304

Stockholders’ equity	31,941	37,032

Total liabilities and stockholders’ equity	$96,559	$102,485

(1)	Derived from audited financial statements

SOURCE DURECT Corporation

CONTACT:

Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, +1-408-777-4936

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com